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                                                                    EXHIBIT 99.a


[ONEOK LOGO] FINANCIAL NEWS
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ONEOK, INC.                                 CONTACT: WELDON WATSON, 918/588-7158
P.O. BOX 871
TULSA, OK 74102-0871                       FOR IMMEDIATE RELEASE: APRIL 26, 1999


                   ONEOK AND SOUTHWEST AMEND MERGER AGREEMENT


         TULSA, Oklahoma - ONEOK, Inc. (NYSE:OKE) announced today its board of directors has unanimously approved an amendment to its merger agreement with Southwest Gas Corporation (NYSE:SWX). Under the amendment, ONEOK has agreed to acquire Southwest Gas common stock for $30 per share, in cash, compared with the previous offer of $28.50 per share.

         Larry Brummett, chairman and chief executive officer of ONEOK, said, "We are pleased the board of Southwest Gas has chosen to move forward expeditiously with ONEOK's amended offer. At $30 per share we continue to believe this transaction will be accretive to earnings in the first 12 months and will benefit shareholders, customers and employees of both companies.

         "Following the announcement of the original merger agreement on December 14, 1998, we have been moving forward in the regulatory process with the goal of promptly and successfully closing this transaction. The appropriate state filings were made in February. We anticipate that the schedule for state regulatory hearings will be established in the next few weeks. We have already achieved antitrust clearance under the Hart-Scott-Rodino Act.

         "ONEOK has a proven ability of profitably merging gas distribution operations, while enhancing service to customers and opportunities for employees. We continue to be confident that we can close by year end."

         The transaction will create the largest stand-alone gas distribution company in the United States serving 2.6 million customers in five states. It will make ONEOK the major gas distributor in two additional states, Arizona and Nevada, as it is currently in Kansas and Oklahoma. ONEOK will also have 100,000 customers in California.

         As contemplated by the original agreement, three Southwest Gas board members will join ONEOK's board, expanding the board directors to sixteen, fourteen of whom would be outside directors. Southwest Gas will operate as a division of ONEOK, Inc., and will retain the Southwest Gas name in the local markets it serves.

         ONEOK, Inc., (NYSE:OKE) is an integrated natural gas company involved in production, processing, gathering, storage and transmission. The company is also the largest natural gas distributor in Kansas and Oklahoma operating as Oklahoma Natural Gas Company and Kansas Gas Service Company serving 1.4 million customers.

                                      # # #

STATEMENTS CONTAINED IN THIS RELEASE THAT INCLUDE COMPANY EXPECTATIONS OR PREDICTIONS AS TO THE ACCRETIVE NATURE OF THE TRANSACTION AND ITS EXPECTED CONSUMMATION ARE FORWARD-LOOKING STATEMENTS INTENDED TO BE COVERED BY THE SAFE HARBOR PROVISIONS OF THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934. IT IS IMPORTANT TO NOTE THAT THE ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. AMONG THE IMPORTANT FACTORS WHICH COULD AFFECT ACTUAL RESULTS ARE THE TIMING AND TERMS OF REGULATORY APPROVALS AND OPERATING RESULTS OF ONEOK AND SOUTHWEST GAS. MORE INFORMATION ABOUT THE ONEOK AND SOUTHWEST GAS TRANSACTION CAN BE FOUND UNDER COMPANY NEWS ON THE ONEOK WEB SITE AT WWW.ONEOK.COM. SERVICE AREA MAPS AND LOGOS ARE AVAILABLE UNDER MEDIA KIT.